Exhibit 99.1

Aradigm Announces First Quarter 2012 Financial Results

Hayward, CA – May 11, 2012 – Aradigm Corporation (OTC BB: ARDM.OB) (the “Company”) today announced financial results for the first quarter and three months ended March 31, 2012.

Total revenue was $0.3 million for the first quarter of 2012, compared with $0.2 million in revenue for the first quarter of 2011. Revenue for both quarters reflects the quarterly royalty payment from Zogenix, Inc. for SUMAVEL* product sales.

Total operating expenses for the first quarter of 2012 were $1.9 million, compared with total operating expenses of $2.6 million for the first quarter of 2011. The decrease in operating expenses was primarily due to lower expenses from the Company’s inhaled ciprofloxacin clinical trials. The Company’s net loss for the first quarter of 2012 was $2.0 million, or $0.01 per share, compared with a net loss of $2.4 million, or $0.01 per share, for the same period in 2011.

As of March 31, 2012, cash, cash equivalents and short-term investments totaled $7.0 million.

First Quarter 2012 Highlights

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March 2012: received clearance from the FDA for BE IND. On March 12, 2012, the Company announced that its Investigational New Drug Application (IND) to conduct a pivotal Phase 3 clinical trial of Pulmaquin (dual release ciprofloxacin for inhalation) in non-cystic fibrosis bronchiectasis (BE) was cleared by the U.S. Food and Drug Administration (FDA).

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February 2012: patent issued for Pulmaquin™. On February 21, 2012, the Company announced that the United States Patent and Trademark Office (USPTO) issued an important composition of matter patent covering formulations of liposomal and free ciprofloxacin, including its lead product candidate, Pulmaquin. The Company expects that the patent will provide exclusivity for Pulmaquin until October 22, 2028.

About Aradigm

Aradigm is an emerging specialty pharmaceutical company focused on the development and commercialization of drugs delivered by inhalation for the prevention and treatment of severe respiratory diseases by pulmonologists. The Company has product candidates addressing the treatment of bronchiectasis, cystic fibrosis, inhalation tularemia and anthrax infections, and prevention of respiratory and other diseases in tobacco smokers through smoking cessation.

More information about Aradigm can be found at www.aradigm.com.

Forward-Looking Statements

Except for the historical information contained herein, this news release contains forward-looking statements that involve risk and uncertainties, including the payment of royalties, as well as the other risks detailed from time to time in the Company’s filings with the Securities and

Exchange Commission (SEC), including the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 filed with the SEC on March 28, 2012, and the Company’s Quarterly Reports on Form 10-Q.

Aradigm, Pulmaquin and the Aradigm Logo are registered trademarks of Aradigm Corporation.

*	Other names and brands may be claimed as the property of others.

SOURCE: Aradigm Corporation

Contact: Nancy Pecota, Chief Financial Officer, 510-265-8800

ARADIGM CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(In thousands, except per share data)

(Unaudited)

	Three months ended March 31,
	2012	2011
Revenues	$282	$182

Operating expenses:
Research and development	786	1,480
General and administrative	1,083	1,135
Restructuring and asset impairment	9	10

Total operating expenses	1,878	2,625

Loss from operations	(1,596)	(2,443)
Interest income	4	2
Interest expense	(370)	(7)
Other income, net	2	1

Net loss	$(1,960)	$(2,447)

Change in unrealized gains (losses) on available-for-sale securities	(1)	—

Comprehensive loss	$(1,961)	$(2,447)

Basic and diluted net loss per common share	$(0.01)	$(0.01)

Shares used in computing basic and diluted net loss per common share	197,923	170,135

ARADIGM CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	March 31, 2012 (Unaudited)	December 31, 2011 *

ASSETS
Current assets:
Cash and cash equivalents	$1,953	$2,148
Short-term investments	5,037	6,516
Receivables	49	36
Prepaid and other current assets	230	161

Total current assets	7,269	8,861
Property and equipment, net	1,012	1,113
Notes receivable	—	29
Other assets	537	553

Total assets	$8,818	$10,556

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	183	196
Accrued clinical and cost of other studies	253	247
Accrued compensation	250	195
Facility lease exit obligation	126	120
Other accrued liabilities	159	86

Total current liabilities	971	844
Deferred rent	138	132
Facility lease exit obligation, non-current	577	609
Other non-current liabilities	—	75
Note payable and accrued interest	8,273	8,207
Shareholders’ equity (deficit)	(1,141)	689

Total liabilities and shareholders’ equity (deficit)	$8,818	$10,556

*	The balance sheet at December 31, 2011 has been derived from the audited financial statements at that date.

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